UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.   )*


                                   SUGEN, INC.
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                   865041107
                                 (CUSIP Number)

                                 March 24, 1999
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 2 OF 19 PAGES
- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Delta Opportunity Fund, Ltd.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]
                                                                  (b)[X]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     - 0 -
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        630,450
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     - 0 -
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     630,450
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 630,450
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 3.63%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 3 OF 19 PAGES
- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Delta Opportunity Fund (Institutional), LLC
                 13-4041413
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]
                                                                  (b)[X]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     - 0 -
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        230,659
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     - 0 -
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     230,659
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 230,659
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 1.36%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
- ------------------------------------------------------------------------- -

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 4 OF 19 PAGES
- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Diaz & Altschul Group, LLC
                 13-3881573
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]
                                                                  (b)[X]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 New York
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     - 0 -
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        871,431
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     - 0 -
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     871,431
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 871,431
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 4.9%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
- ------------------------------------------------------------------------- -

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 5 OF 19 PAGES
- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Diaz & Altschul Advisors, LLC
                 13-3940170
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]
                                                                  (b)[X]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 New York
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     - 0 -
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        861,109
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     - 0 -
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     861,109
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 861,109
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 4.9%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
- ------------------------------------------------------------------------- -

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 6 OF 19 PAGES
- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Diaz & Altschul Management, LLC
                 06-1502204
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]
                                                                  (b)[X]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     - 0 -
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        230,659
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     - 0 -
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     230,659
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 230,659
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 1.36%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
- ------------------------------------------------------------------------- -

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 7 OF 19 PAGES
- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                Overbrook Fund I, LLC
                13-3954333
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]
                                                                  (b)[X]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 New York
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     - 0 -
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        446
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     - 0 -
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     446
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 446
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 0.0%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
- ------------------------------------------------------------------------- -

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 8 OF 19 PAGES
- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                ACI/DA Investors I, LLC
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]
                                                                  (b)[X]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     - 0 -
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        3,752
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     - 0 -
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     3,752
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,752
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 0.02%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
- ------------------------------------------------------------------------- -

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 9 OF 19 PAGES
- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               OTATO Limited Partnership
               13-3755109
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ]
                                                                  (b)[X]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Grand Cayman
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     - 0 -
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        115,495
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     - 0 -
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     115,495
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 115,495
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 0.67%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
- ------------------------------------------------------------------------- -

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 10 OF 19 PAGES

Item 1.           Name and Address of Issuer:

                  SUGEN, Inc.
                  230 East Grand Avenue,
                  South San Francisco, California 94080


Item 2.           (a)      Names of Persons Filing:

                           Delta Opportunity Fund, Ltd. ("Delta")
                           Delta Opportunity Fund (Institutional), LLC
                              ("Delta Institutional")
                           Diaz & Altschul Group, LLC ("D&A Group")
                           Diaz & Altschul Advisors, LLC ("D&A Advisors") Diaz & Altschul Management, LLC ("D&A Management") ACI/DA Investors I, LLC ("ACI/DA")
                           OTATO Limited Partnership ("OTATO")
                           Overbrook Fund I, LLC ("Overbrook")


                  (b)      Address of Principal Business Office:

                           Delta:

                           c/o International Fund Administration, Ltd.
                           Hamilton, Bermuda
                           Attn:  Mr. Keith Bish

                           Delta Institutional:

                           c/o Diaz & Altschul Management, LLC
                           745 Fifth Avenue
                           New York, New York  10151

                           D&A Group:

                           745 Fifth Avenue
                           New York, New York  10151

                           D&A Advisors:

                           745 Fifth Avenue
                           New York, New York  10151

                           D&A Management:

                           745 Fifth Avenue
                           New York, New York  10151

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 11 OF 19 PAGES

                           ACI/DA:

                           590 Madison Avenue
                           32nd Floor
                           New York, New York  10022

                           OTATO:

                           c/o OTA Limited Partnership
                           One Manhattanville Road
                           Purchase, New York  10577

                           Overbrook:

                           c/o Overbrook Management Corporation
                           521 Fifth Avenue, 15th Floor
                           New York, New York  10175

                   (c)     Place of Organization or Citizenship:

                           Delta:  British Virgin Islands
                           Delta Institutional:  Delaware
                           D&A Group:  New York
                           D&A Advisors:  New York
                           D&A Management:  Delaware
                           ACI/DA:  Delaware
                           OTATO:  Grand Cayman
                           Overbrook:  New York

                   (d)     Title of Class of Securities:

                           Common Stock, $.01 par value

                   (e)     CUSIP Number:

                           865041107


Item 3. This statement is filed pursuant to Rule 13d-1(c) by Delta, Delta Institutional, D&A Group, D&A Advisors, D&A Management, ACI/DA, OTATO, and Overbrook.


Item 4.           Ownership:

                  (a)    Amount Beneficially Owned by Delta,
                         Delta Institutional, D&A Group, D&A Advisors, D&A Management, ACI/DA, OTATO, and Overbrook:

                           Delta:                  630,450
                           Delta Institutional:    230,659
                           D&A Group:              871,431
                           D&A Advisors:           861,109
                           D&A Management:         230,659
                           ACI/DA:                   3,752
                           OTATO:                  115,495
                           Overbrook:                  446

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 12 OF 19 PAGES

                  (b)    Percent of Class:

                           Delta:                  3.63%
                           Delta Institutional:    1.36%
                           D&A Group:              4.9%
                           D&A Advisors:           4.9%
                           D&A Management:         1.36%
                           ACI/DA:                 0.02%
                           OTATO:                  0.67%
                           Overbrook:              0.0%

                  (c)    Number of Shares as to which the Person has:

                         (i)     sole power to vote or to direct the
                                 vote

                           Delta:                  - 0 -
                           Delta Institutional:    - 0 -
                           D&A Group:              - 0 -
                           D&A Advisors:           - 0 -
                           D&A Management:         - 0 -
                           ACI/DA:                 - 0 -
                           OTATO:                  - 0 -
                           Overbrook:              - 0 -

                         (ii)    shared power to vote or to
                                 direct the vote

                           Delta:                  630,450
                           Delta Institutional:    230,659
                           D&A Group:              871,431
                           D&A Advisors:           861,109
                           D&A Management:         230,659
                           ACI/DA:                   3,752
                           OTATO:                  115,495
                           Overbrook:                  446

                         (iii)   sole power to dispose or to
                                 direct the disposition of

                           Delta:                  - 0 -
                           Delta Institutional:    - 0 -
                           D&A Group:              - 0 -
                           D&A Advisors:           - 0 -
                           D&A Management:         - 0 -
                           ACI/DA:                 - 0 -
                           OTATO:                  - 0 -
                           Overbrook:              - 0 -

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 13 OF 19 PAGES

                         (iv)    shared power to dispose or to
                                 direct the disposition of

                           Delta:                  630,450
                           Delta Institutional:    230,659
                           D&A Group:              871,431
                           D&A Advisors:           861,109
                           D&A Management:         230,659
                           ACI/DA:                   3,752
                           OTATO:                  115,495
                           Overbrook:                  446

D&A Advisors serves as investment advisor to Delta and Delta Institutional and serves as trading advisor to ACI/DA and Overbrook with respect to the shares of Common Stock, $.01 par value (the "Common Stock"), listed as beneficially owned by ACI/DA and Overbrook. By reason of such relationship, D&A Advisors may be deemed to share dispositive power over the shares of Common Stock owned by Delta, Delta Institutional, ACI/DA and Overbrook. The amount listed as beneficially owned by D&A Advisors includes the amounts listed as beneficially owned by Delta, Delta Institutional, ACI/DA and Overbrook. D&A Advisors disclaims beneficial ownership of such shares of Common Stock.

D&A Management serves as investment manager to and managing member of Delta Institutional. By reason of such relationship, D&A Management may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by Delta Institutional. The amount listed as beneficially owned by D&A Management includes the amount listed as beneficially owned by Delta Institutional. D&A Management disclaims beneficial ownership of such shares of Common Stock.

D&A Group is the parent company of D&A Advisors and D&A Management. By reason of its control of D&A Advisors and D&A Management, D&A Group may be deemed to share dispositive power over the shares of Common Stock listed as beneficially owned by D&A Advisors and D&A Management. The amount listed as beneficially owned by D&A Group includes the amounts listed as beneficially owned by D&A Advisors and D&A Management. D&A Group disclaims beneficial ownership of such shares of Common Stock.

All shares of Common Stock listed as beneficially owned by the reporting persons are shares which such persons have the right to acquire upon conversion of the Company's outstanding 5% Senior Custom Convertible Notes (the "5% Notes") and 12% Senior Convertible Notes due 2002 (the "12% Notes") and the Company's 12% Senior Convertible Notes (the "Warrant Notes") which may be issued upon exercise of the Company's Warrants to Purchase 12% Senior Convertible Notes (the "Note Warrants") and upon exercise of the Company's Common Stock Purchase Warrants ("Warrants"). The 5% Notes are convertible into shares of Common Stock at a conversion price which fluctuates with changes in the market price of the Common Stock. Such conversion price was $14.50 on March 31, 1999.

The Warrants entitle the holders to purchase shares of Common Stock at a price of $16.74 per share, subject to adjustment. The 12% Notes and the Warrant Notes are convertible into shares of Common Stock at a conversion price of $20.50 per share, subject to adjustment.

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 14 OF 19 PAGES

The 5% Notes and the Warrants contain limitations on the conversion or exercise thereof which make the 5% Notes inconvertible and the Warrants unexercisable to the extent the holder would, upon conversion or exercise, beneficially own more than 4.9% of the Common Stock. By reason of such limitations, a portion of the 5% Notes held by the reporting persons were inconvertible and a portion of the Warrants held by the reporting person were unexercisable on March 31, 1999 as follows:

                                Shares                  Shares
                              Underlying              Underlying
                             Inconvertible           Unexercisable
                                 Notes                 Warrants
                             -------------           -------------

Delta                           55,983                   75,000
Delta Institutional               - -                      - -
D&A Group (1)                   55,983                  158,780
D&A Advisors (2)                55,983                   99,002
D&A Management                    - -                      - -
ACI/DA                            - -                    21,448
OTATO                           10,833                   15,000
Overbrook                         - -                     2,554

------------

(1)   Includes amounts shown for D&A Advisors and D&A Management.
      D&A Group disclaims beneficial ownership of such shares.

(2)   Includes amounts shown for Delta, ACI/DA and Overbrook.
      D&A Advisors disclaims beneficial ownership of such shares.

The reporting persons disclaim the existence of a group. Each reporting person disclaims beneficial ownership of the shares reported as beneficially owned by each other reporting person.

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable


Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 15 OF 19 PAGES

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable


Item 9.           Notice of Dissolution of Group:

                  Not applicable


Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Exhibits:

     1. Joint Filing Agreement, dated as of April 2, 1999, by and among Delta, Delta Institutional, D&A Group, D&A Advisors, D&A Management, ACI/DA, OTATO and Overbrook

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 16 OF 19 PAGES
                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                DELTA OPPORTUNITY FUND, LTD.



                                By: /s/ Arthur G. Altschul
                                Name: Arthur G. Altschul
                                Title:
Dated:  April 2, 1999


                                DELTA OPPORTUNITY FUND (INSTITUTIONAL), LLC



                                By: /s/ Arthur G. Altschul
                                Name: Arthur G. Altschul
                                Title:
Dated:  April 2, 1999


                                DIAZ & ALTSCHUL GROUP, LLC



                                By: /s/ Reinaldo M. Diaz
                                Name: Reinaldo M. Diaz
                                Title:
Dated:  April 2, 1999


                                DIAZ & ALTSCHUL ADVISORS, LLC



                                By: /s/ Arthur G. Altschul
                                Name: Arthur G. Altschul
                                Title:
Dated:  April 2, 1999


                                DIAZ & ALTSCHUL MANAGEMENT, LLC



                                By: /s/ Reinaldo M. Diaz
                                Name: Reinaldo M. Diaz
                                Title:
Dated:  April 2, 1999


                                ACI/DA INVESTORS I, LLC



                                By: /s/ Timothy Barakett
                                Name:
                                Title:  President
Dated:  April 2, 1999

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 17 OF 19 PAGES

                                OTATO LIMITED PARTNERSHIP



                                By: /s/ Richard M. Cayne
                                Name: Richard M. Cayne
                                Title:  General Counsel
Dated:  April 2, 1999


                                OVERBROOK FUND I, LLC



                                By: /s/ Arthur G. Altschul
                                Name: Arthur G. Altschul
                                Title:
Dated:  April 2, 1999

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 18 OF 19 PAGES

                                                            Exhibit 1
                                                            ---------

                             JOINT FILING AGREEMENT
                             ----------------------

          THIS JOINT FILING AGREEMENT, dated as of April 2, 1999, by and among Delta Opportunity Fund, Ltd., Delta Opportunity Fund (Institutional), LLC,, Diaz & Altschul Group, LLC, Diaz & Altschul Advisors, LLC, Diaz & Altschul Management, LLC, ACI/DA Investors I, LLC, OTATO Limited Partnership and Overbrook Fund I, LLC will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership of the undersigned of shares of Common Stock, $.01 par value, of SUGEN, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Each party to this Agreement shall be responsible for the timely filing of the Schedule 13G and any amendments thereto. Each party to this Agreement is responsible for the completeness and accuracy of the information concerning such person contained in the Schedule 13G and any amendments thereto; and each party is not responsible for the completeness or accuracy of the information concerning any other person filing the Schedule 13G or any amendment thereto, unless such party knows or has reason to believe that such information is inaccurate (in which case such party shall be liable only to the extent arising under Rule 13d-1(k)(1) under the Securities Act of 1934, as amended.

                                DELTA OPPORTUNITY FUND, LTD.



                                By: /s/ Arthur G. Altschul
                                Name: Arthur G. Altschul
                                Title:


                                DELTA OPPORTUNITY FUND (INSTITUTIONAL), LLC



                                By: /s/ Arthur G. Altschul
                                Name: Arthur G. Altschul
                                Title:

SCHEDULE 13G

CUSIP NO. 865041107                                   PAGE 19 OF 19 PAGES


                                DIAZ & ALTSCHUL GROUP, LLC



                                By: /s/ Reinaldo M. Diaz
                                Name: Reinaldo M. Diaz
                                Title:


                                DIAZ & ALTSCHUL ADVISORS, LLC



                                By: /s/ Arthur G. Altschul
                                Name: Arthur G. Altschul
                                Title:


                                DIAZ & ALTSCHUL MANAGEMENT, LLC



                                By: /s/ Reinaldo M. Diaz
                                Name: Reinaldo M. Diaz
                                Title:


                                ACI/DA INVESTORS I, LLC



                                By: /s/ Timothy Barakett
                                Name:
                                Title:  President


                                OTATO LIMITED PARTNERSHIP



                                By: /s/ Richard M. Cayne
                                Name: Richard M. Cayne
                                Title:  General Counsel


                                OVERBROOK FUND I, LLC



                                By: /s/ Arthur G. Altschul
                                Name: Arthur G. Altschul
                                Title: